Exhibit 99.1

Horizon Bank Reports Third Quarter Record Earnings

           BRADENTON, Fla., Oct. 17 -- Horizon Bancorporation, Inc. (OTC Bulletin Board: HZNB) (the “Company”), the holding company of Horizon Bank, today reported record quarterly earnings of $404 thousand for the third quarter ended September 30, 2005.  On a fully diluted basis, the earnings were $0.21 per share.  Comparable earnings for the 2004 third quarter were $309 thousand, or $0.19 per share.  The Company finished the quarter with $142 million in assets.

          For the first nine months of 2005, net earnings have increased to $1.02 million, or $0.59 per share, versus $574 thousand or $0.36 per share for the comparable nine months in 2004.  Net interest income increased from $3.08 million for the first nine months of 2004 to $4.07 million for the nine months ended September 30, 2005.  Operating expenses increased by only $61 thousand from the first nine months of 2004 to the same period in 2005. Operating income before taxes on a consolidated basis for the first nine months of 2005 was $1.75 million, versus $629 thousand for the same period in 2004.

          The Company has grown by $19 million in assets, or 21% (annualized) in 2005.  The Bank has $121 million in loans and $122 million in deposits as of September 30, 2005.

          Horizon Bank operates two full service branches in Bradenton, Florida and has an ATM location in the Red Barn Market (also in Bradenton). The Bank plans to open a full service branch in Palmetto, Florida at the end of this month.

          Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward- looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage- interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.